UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 28, 2007

POZEN INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31719	62-1657552
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1414 Raleigh Road, Suite 400 Chapel Hill, North Carolina	27517
(Address of Principal Executive Offices)	(Zip Code)

(919) 913-1030
(Registrant's telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 28, 2007, POZEN Inc., (the “Company”) amended the employment agreements of the following officers of the Company:  John R. Plachetka, Chairman, President and Chief Executive Officer, William L. Hodges, Chief Financial Officer and Senior Vice President, Finance and Administration, Marshall E. Reese, Executive Vice President, Product Development, and John E. Barnhardt, Vice President, Finance and Administration and Principal Accounting Officer.

These amendments are intended to facilitate compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  The amendments make a number of changes with respect to the timing of payments of deferred compensation under the employment agreements to comply with Section 409A and modify the definition of a Change of Control as used therein to be consistent with the requirements of Section 409A.  In addition, the amendment to Mr. Barnhardt’s employment agreement conditions the right of Mr. Barnhardt to receive severance payments upon his signing and not revoking a general release of claims with the Company.  The amendment to Dr. Plachetka’s employment agreement also modifies the definition of “Good Reason” to facilitate compliance with Section 409A.

On September 28, 2007, the Company also amended the following compensation agreements between the Company and Dr. Plachetka:  Restricted Stock Unit Agreement dated May 4, 2004, Restricted Stock Unit Agreement dated February 14, 2007 and Long Term Incentive Cash Award Agreement dated February 14, 2007.  The amendments to these agreements, which are intended to facilitate compliance with Section 409A, make a number of changes with respect to the timing of payments of deferred compensation under the compensation agreements and modify the definition of a “Change of Control” as used therein to be consistent with Section 409A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POZEN INC.

By:	/s/ William L Hodges
	Name:	William L. Hodges
	Title:	Chief Financial Officer

Date:  October 3, 2007